Exhibit 99.1

Allos Therapeutics Reports First Quarter 2003 Financial Results and

Adopts Stockholder Rights Plan

WESTMINSTER, Colo., May 7, 2003 – Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the first quarter 2003.  For the three months ended March 31, 2003, the Company reported a net loss of $7.1 million, or $0.28 per share.  This compares to a net loss of $6.5 million, or $0.28 per share, for the same quarter in 2002.

Cash, cash equivalents, short-term investments and long-term marketable securities as of March 31, 2003 were $53.0 million.

Commenting on the Company’s current status, President and CEO Michael E. Hart said, “With the recent announcement of the preliminary results of our pivotal Phase 3 clinical trial in patients with brain metastases, our primary focus right now is preparing for the upcoming meeting with the FDA.  In addition, we are evaluating our corporate structure and clinical development priorities within the framework of our available capital resources and possible regulatory outcomes.  We will provide an update on operations in the near future.”

Stockholder Rights Plan

The Company also announced today that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of May 28, 2003 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Allos stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Allos.  The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date.  The rights will be exercisable only if a person or group acquires fifteen percent or more of the Allos Common Stock or announces a tender offer for fifteen percent or more of the Common Stock.  If a person acquires fifteen percent or more of the company’s Common Stock, all rightsholders except the buyer will be entitled to acquire Allos Common Stock at a discount.  Any person that owns fifteen percent or more of the company’s common stock will be exempt from the Rights Plan, unless such person acquires beneficial ownership of twenty-five percent or more of the company’s Common Stock.  The effect will be to discourage acquisitions of more than fifteen percent of the company’s Common Stock without negotiations with the Board.

The rights will trade with the company’s Common Stock, unless and until they are separated upon the occurrence of certain future events.  The rights distribution is not taxable to the stockholders.  The company’s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered.  Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

About Allos Therapeutics

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments.  The company’s lead clinical candidate, RSR13 (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy and certain chemotherapeutic drugs.  In addition, Allos is developing PDX, a novel small molecule cytotoxic injectable anti-folate (DHFR inhibitor) for the treatment of NSCLC, mesothelioma and non-Hodgkin’s lymphoma; and BGP-15, a compound that has shown potential as a chemotherapy protectant.  For more information, please visit the company’s web site at: www.allos.com.

This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to Allos’ ability to adequately demonstrate the safety and efficacy of RSR13 for use as a radiation sensitizer in the treatment of brain metastases or any other type of cancer, obtain regulatory approvals for its product candidates, including RSR13, BGP-15 and PDX, and successfully commercialize and market its product candidates, as well as other risks and uncertainties detailed from time to time in the company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

Contact:

Daniel R. Hudspeth

Vice President and Chief Financial Officer

303-426-6262

Monique M. Greer

Vice President, Corporate Communications and Investor Relations

303-540-5241

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands ~ except share and per share information)

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Operating expenses:
Research and development	$3,406	$3,939
Clinical manufacturing	2,080	445
General and administrative	2,019	2,688

Total operating expenses	7,505	7,072

Loss from operations	(7,505)	(7,072)
Interest and other income, net	372	612

Net loss	$(7,133)	$(6,460)

Net loss per common share:	$(0.28)	$(0.28)

Weighted average common shares – basic and diluted	25,880,216	23,129,771

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$49,068	$54,983
Other current assets	1,147	775
Long-term marketable securities	3,901	5,817
Equipment and leasehold improvements, net	1,804	1,826
Long-term investment	1,000	1,000
Total assets	$56,920	$64,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$7,048	$7,079
Stockholders’ equity	49,872	57,322
Total liabilities and stockholders’ equity	$56,920	$64,401